EXHIBIT 99.1
June 28, 2007
Conrad L. Bringsjord
Clinton Group, Inc.
9 West 57th Street
New York, NY 10019
Dear Mr. Bringsjord:
     We have received your letter to the Board of Directors dated June 26, 2007 and reviewed your Schedule 13D filing made yesterday, both of which we have brought to the Board’s attention. The views of our stockholders are very important to us and we welcome their input and perspectives.
     Our Board of Directors and management are committed to exploring how best to build stockholder value and, in that context, will review the suggestions made in your filing and letters and will give them appropriate consideration. I will be contacting you to arrange a time when we can further discuss your ideas.

Sincerely, Herbert A. Fritch Chairman, President, and Chief Executive Officer

44 Vantage Way, Suite 300
Nashville, TN 37228
(615) 291-7000
(615) 401-4566 (fax)